UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2017

TREEHOUSE FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-32504

Delaware	20-2311383
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2021 Spring Road Suite 600 Oak Brook, IL	60523
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (708) 483-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

On December 1, 2017, the Company entered into the Second Amended and Restated Credit Agreement, dated as of December 1, 2017 (the “Credit Agreement”), among the Company, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Credit Agreement amends, restates and replaces the Company’s existing Credit Agreement, dated as of February 1, 2016 (as amended from time to time prior to February 1, 2016, the “Prior Credit Agreement”), pursuant to which the Company obtained a $900,000,000 revolving credit facility (the “Revolving Facility”), a $295,000,000 term A loan (the “Term A Loan”), a $190,000,000 tranche A-1 term loan (the “Tranche A-1 Term Loan”), and a $1,025,000,000 tranche A-2 term loan (the “Tranche A-2 Term Loan” and, together with the Term A Loan and the Tranche A-1 Term Loan, the “Term Loans”). Pursuant to the Credit Agreement the Company (i) continued and extended the maturity of the Revolving Facility and the Tranche A-1 Term Loan, (ii) decreased the aggregate size of the Revolving Facility to $750,000,000, (iii) increased the aggregate size of the Term A Loan to $500,000,000 and (iv) discontinued the Tranche A-2 Term Loan and converted all outstanding Tranche A-2 Term Loan amounts to the Tranche A-1 Term Loan such that the aggregate size of the Tranche A-1 Loan is now $900,000,000.

The Revolving Facility and the Tranche A-1 Term Loan mature on February 1, 2023. The initial pricing for the Revolving Facility and the Tranche A-1 Term Loan is determined by LIBOR plus a margin of 1.40%. Thereafter, the Revolving Facility and the Tranche A-1 Term Loan will bear interest at a rate per annum equal to (i) LIBOR plus a margin ranging from 1.20% to 1.60% based on the Company’s consolidated net leverage ratio or corporate credit rating (whichever produces lower pricing) or (ii) a Base Rate (as defined in the Credit Agreement) plus a margin ranging from 0.20% to 0.60% based on the Company’s consolidated net leverage ratio or corporate credit rating (whichever produces lower pricing). The Company will also pay an unused fee on the Revolving Facility ranging from 0.20% to 0.30% based on the Company’s consolidated net leverage ratio or corporate credit rating (whichever produces lower pricing), with the initial unused fee set at 0.25%. The Revolving Facility includes sub-facilities for swing line loans and letters of credit.

The Term A Loan matures on February 1, 2025. The initial pricing for the Term A Loan is determined by LIBOR plus a margin of 1.875%. Thereafter, the Term A Loan will bear interest at a rate per annum equal to (i) LIBOR plus a margin ranging from 1.675% to 2.075% based on the Company’s consolidated net leverage ratio or corporate credit rating (whichever produces lower pricing) or (ii) a Base Rate (as defined in the Credit Agreement) plus a margin ranging from 0.675% to 1.075% based on the Company’s consolidated net leverage ratio or corporate credit rating (whichever produces lower pricing); provided that the Company and Term A Loan lenders may agree to a quoted fixed rate for the Term A Loan at a future date.

The Credit Agreement contains substantially the same covenants as the Prior Credit Agreement other than the elimination of the consolidated cash interest coverage ratio covenant contained in the Prior Credit Agreement. The covenants include a financial covenant requiring that the Company maintains a certain consolidated net leverage ratio and other covenants, including with respect to limitations on liens, investments, indebtedness, mergers, consolidations and acquisitions, dispositions of assets, restricted payments, changes in the nature of the Company’s business, transactions with affiliates, burdensome agreements, use of proceeds, sale and leaseback transactions and amendments to organizational documents. The Credit Agreement also contains customary representations, warranties and events of default.

The Company’s obligations under the Credit Agreement are guaranteed by substantially all of its wholly-owned domestic subsidiaries.

The descriptions of the Credit Agreement set forth above are qualified in their entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form8-K and incorporated by reference herein

(d)	Exhibits:

Item 9.01.	Other Events

(d)	Exhibits:

Exhibit Number	Exhibit Description

10.1	Second Amended and Restated Credit Agreement, dated December 1, 2017

99.1	Press Release dated December 1, 2017, announcing the Second Amended and Restated Credit Agreement, dated December 1, 2017

Exhibit Index

Exhibit Number	Exhibit Description

10.1	Second Amended and Restated Credit Agreement, dated December 1, 2017

99.1	Press Release dated December 1, 2017, announcing the Second Amended and Restated Credit Agreement, dated December 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TreeHouse Foods, Inc.

Date: December 5, 2017	By:	/s/ Thomas E. O’Neill
Thomas E. O’Neill
General Counsel, Executive Vice President, Chief Administrative Officer and officer duly authorized to sign on behalf of the registrant